Prospectus Supplement No. 26	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated February 2, 2007)	Registration No. 333-140430

$1,725,000,000 1.75% Convertible Senior Notes due 2011
$1,725,000,000 1.75% Convertible Senior Notes due 2013

This prospectus supplement supplements the prospectus dated February 2, 2007, as supplemented by prospectus supplements dated February 9, 2007, February 16, 2007, February 23, 2007, March 2, 2007, March 9, 2007, March 16, 2007, March 23, 2007, March 30, 2007, April 6, 2007, April 13, 2007, April 20, 2007, April 27, 2007, May 4, 2007, May 18, 2007, May 25, 2007, June 1, 2007, June 15, 2007, June 22, 2007, June 29, 2007, July 6, 2007, July 13, 2007, August 10, 2007, August 24, 2007, August 31, 2007 and September 10, 2007, relating to the resale by certain selling securityholders of our 1.75% Convertible Senior Notes due 2011 (the “2011 notes”) and 1.75% Convertible Senior Notes due 2013 (the “2013 notes,” and together with the 2011 notes, the “notes”) and the shares of our common stock issuable upon conversion of the notes.  The prospectus dated February 2, 2007, as supplemented by prospectus supplements dated February 9, 2007, February 16, 2007, February 23, 2007, March 2, 2007, March 9, 2007, March 16, 2007, March 23, 2007, March 30, 2007, April 6, 2007, April 13, 2007, April 20, 2007, April 27, 2007, May 4, 2007, May 18, 2007, May 25, 2007, June 1, 2007, June 15, 2007, June 22, 2007, June 29, 2007, July 6, 2007, July 13, 2007, August 10, 2007, August 24, 2007, August 31, 2007 and September 10, 2007, is referred to herein as the “prospectus.”

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes or supplements the information contained in the prospectus.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 10, 2007.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the caption “Selling Securityholders” is amended by:

•                  replacing the information included therein regarding the selling securityholders identified in the first column of the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the “Revised Information Regarding Selling Securityholders” table below; and

•                  adding the information in the below “Additional Selling Securityholders” table regarding certain selling securityholders.

The information set forth below is based on information previously provided by or on behalf of the named selling securityholders.  Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby).  Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless described in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon information previously provided by the selling securityholders, none of the selling securityholders beneficially owns in excess of 1% of our outstanding common stock.

Except as noted in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Revised Information Regarding Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
	owned and	owned and	Beneficially	Offered
Name (1)	offered hereby	offered hereby	Owned (2)(3)	Hereby (2)
Citigroup Global Markets, Inc. (4)(6)	$91,339,000	$18,480,000	6,830,500	6,830,500
Goldman Sachs & Co. (4)(7)	9,037,000	—-	61,332,298	562,082

Additional Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
	owned and	owned and	Beneficially	Offered
Name (1)	offered hereby	offered hereby	Owned (2)(3)	Hereby (2)
Old Lane GMA Master Fund LP (5)	$——	$1,260,000	78,369	78,369

(1)                                  Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)                                  Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 62.1978 shares of common stock per $1,000 principal amount at maturity of the notes.  This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the prospectus.  As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(3)                                  In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(4)                                  The selling securityholder is a broker-dealer.

(5)                                  The selling securityholder is an affiliate of a broker-dealer.

(6)                                  This amount reflects an increase of $2,114,000 from the principal amount of 2011 notes previously listed for Citigroup Global Markets, Inc. in the prospectus.  Citigroup Global Markets, Inc. was an initial purchaser of notes in the private placement offering, and an affiliate of Citigroup Global Markets Inc. is a counterparty to certain of convertible note hedge transactions and warrant transactions that we entered into on November 13, 2006 concurrently with execution of the purchaser agreement for our sale of the notes to the initial purchasers.

(7)                                  This amount reflects an increase of $500,000 from the principal amount of 2011 notes previously listed for Goldman Sachs & Co in the prospectus.  Goldman Sachs & Co. was the sole structuring agent and an initial purchaser of notes in the private placement offering. Shares listed as beneficially owned in the table above include 60,770,216 shares of our common stock that Goldman Sachs & Co. has indicated are beneficially owned by it. Based on the information provided by Goldman Sachs & Co., it beneficially owns 2.9% of our common stock.  Goldman Sachs & Co. is a majority owned subsidiary of The Goldman Sachs Group Inc.  The Goldman Sachs Group Inc. is a public company.

(8)                                  Old Lane GMA Master Fund LP. has indicated that Jonathan Barton, its CFO, exercises voting and investment power over the notes and common stock issuable upon conversion of the notes held by it.